Exhibit 99.1

BOE Financial Services of Virginia, Inc. Will Begin Construction on New Main Office and Administration Building

Tappahannock, VA, June 27, 2005/PRNewswire/BOE Financial Services of Virginia, Inc. (NASDAQ SmallCap Market: BSXT), parent company of its wholly-owned subsidiary Bank of Essex, announced construction will begin in July on a 15,000 square foot main office and administration building located at 1325 Tappahannock Boulevard within the town limits of Tappahannock. The new complex will serve as a retail main office for banking services and an administration building for parent company management.

BOE President and CEO George Longest stated “We are very pleased with this opportunity to gain efficiencies by moving executives from several office buildings into one new and modern facility. Plans call for a nearby branch to be closed and combined into the new main office where customers may enjoy banking in an updated environment of comfort and convenience.”

The current Main Office will continue to serve as the Company’s operations center for loan processing and bookkeeping and will maintain a retail presence for the Bank’s downtown customer base. “Accessibility to both Tappahannock facilities has decreased over the years and we look forward to giving easier access to our customer base, yet continuing to be in our original banking home.”

Bank of Essex, based in Tappahannock, currently has six banking offices located in Essex, King William, Hanover and Henrico counties, and the Town of West Point. The bank has total assets of $248 million and offers a broad range of financial services to consumers and businesses.

Investor contact: Bruce E. Thomas, Senior Vice President/Chief Financial Officer at bthomas@bankofessex.com or 804-443-4343.